UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2025

SACKS PARENTE GOLF, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41701	82-4938288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

551 Calle San Pablo

Camarillo, CA 93012

(Address of principal executive offices, including ZIP code)

833-776-6659

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SPGC	The Nasdaq Stock Market, LLC

Item 3.01 Notice of Delisting or Failure to Satisfy a Continue Listing Rule or Standard; Transfer of Listing

On January 29,2025, Sacks Parente Golf, Inc. (the “Company”) received a written notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) due to the Company’s common stock not maintaining a closing bid price of at least $1.00 per share for a period of 30 consecutive business days. The Notice has no immediate effect on the listing of the Company’s common stock on The Nasdaq Capital Market.

Normally, a company would be afforded a 180-day calendar period to demonstrate compliance with the minimum bid price requirement. However, pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(iv), the Company is not eligible for any compliance period specified in Rule 5810(c)(3)(A) due to the fact that the Company has effected a reverse split within the prior one-year period.

Accordingly, unless the Company timely requests a hearing before a Hearings Panel (the “Panel”), the Company’s securities would be subject to delisting. The Company intends to timely request a hearing before the Panel. The hearing request will automatically stay any delisting action pending the hearing and the expiration of any additional extension period if granted by the Panel following the hearing. There can be no assurance that the Panel will grant the Company an additional extension period or that the Company will ultimately regain compliance with all applicable requirements for continued listing on The Nasdaq Capital Market

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2025	SACKS PARENTE GOLF, INC.

	By:	/s/ GREGOR CAMPBELL
Gregor Campbell
Chief Executive Officer